EXHIBIT 99.1

ASHFORD HOSPITALITY PRIME
Second Quarter 2017 Conference Call
Question/Answer Session
August 3, 2017, 10:00 am CT
Moderator: Richard Stockton

Participant 1:	Good morning everyone.
Richard Stockton:	Good Morning.
Participant 1:
First I just want to dig into the Courtyard Philly rebranding a little bit. Just can you maybe walk us through how you underwrite the expected returns on the renovation there versus just simply selling the hotel? I know that was one you considered selling previously and $23 million is a pretty big check especially relative to the renovation that was done there just a couple years ago. I think the cost was $60 million.

Jeremy Welter:
Sure. This is Jeremy. We look at it in multiple ways. We do a pretty extensive underwriting. And one of the things is we start with a broker’s opinion of value on what the brokers think we could sell the asset for today and we look at a buy sell based on that. And then we also do an analysis on, you know, the up branding, the additional rate. We did a market study with HVS and negotiated the PIP pretty extensively with Marriott. And then we go out and look at a five to seven-year horizon on what the expected upside is on an IRR basis but we also look at the accretion and deletion to stock price.

So we do believe this is going to be highly accretive relative to selling the asset. The incremental returns are very attractive. This is a great market long term. There is some new supply that’s coming into the market as you’re well aware of. Most of that supply is positioned in the - I’m sorry the upscale segment that would be more competitive with a Courtyard. So up branding into an Autograph will more effectively competitively position ourselves in the market.

One of the things that when you look at the analysis that HVS did, we do feel like it was very conservative on some of the potential upside. There’s another similar product in the market which is the Hilton’s Curio. And that runs at a very attractive premium to our asset. And we believe our asset is a much better asset, much better location. If you’ve seen the hotel it’s an incredible property. It’s very unique. It’s a former Annex of the City of Philadelphia so it’s got a very historic nature. The guestrooms have very high ceilings and it’s much better than what’s represented in typical Courtyard product.

So we do believe by investing in the product we think there’s upside in the current market especially when you look at some of the upper upscale and luxury hotels and their premiums above our hotel. And in addition we looked at where the Westin rates and the Ritz Carlton rates were as well which were significant, significant premiums to our Courtyard.

Participant 1:
And then did I hear that correctly you underwrote the $25 of RevPAR increase? How much of that is rate and occupancy? And then what kind of market share gains are you assuming there and, you know, how much ultimately does that fall to the bottom line in terms of EBITDA dollars?

Jeremy Welter:	I don’t know if we’re prepared to go through all that analysis right now but what I can say is it’s primarily rate and the returns are attractive.
Richard Stockton:
Yes the returns on investing in an asset you already own at least as we look at it are, you know, significantly better than, you know, a new acquisition. And I don’t think that should come as much of a surprise. It’s kind of what we expected to see on the analysis and this absolutely fits the criteria.

Participant 1:	Understood. And then just one smaller item, what’s the scope of the project at the Pier House? I see that was added as a third-quarter and fourth-quarter renovation that wasn’t on there before.

Jeremy Welter:
Yes. What we’re doing is we’re basically renovating a portion of the guestrooms. And we went ahead and added it to the schedule just because we thought it was appropriate. But it’s not the entire guestrooms. And we’re doing the guestrooms in cycles. And we’re focused on the off-season so primarily in the third-quarter a little bit and in the fourth-quarter.

But we’re trying to minimize displacement and instead of just doing a renovation on a cycle of every, you know, six to eight to ten years routine we’re just going to take a segment of the rooms out of inventory and renovate those - the guestrooms. And Pier House is a little more unique where we can do that very easily because it’s multiple buildings and the previous ownership actually did have a similar renovation plan. We typically do not like to do that but in a high occupancy market we do believe over the long term we can minimize displacement with that approach and continue to keep the property fresh.

Participant 1:
That’s fair. And then just lastly on the acquisition pipeline, has your appetite changed at all given your stock price hasn’t really moved since you last raised capital? And are you seeing anything different in the transaction market today as you look at deals?

Richard Stockton:
Yes, we’ll say the transaction market in terms of opportunities that we see attractive is a little bit thinner than it has been. I think there are sellers out there that are seeking prices that, you know, don’t look affordable to us. And when I say affordable, you know, we do have available cash. We have a credit facility. I don’t anticipate needing to go to the equity markets to fund acquisitions but there are things that we can do to build the portfolio based on are available liquidity.

Participant 1:	Thank you. That’s all for me.
Participant 2:
Hey good morning guys. Could you give us a little bit of detail whatever you can on kind of how the properties, the Bardessono and the Yountville are sold, distributed in terms of the mix of, you know, kind of OTA and other?

Jeremy Welter:
Yountville at this point is not really applicable because we’re going to reposition the mix but Bardessono oddly enough is one of our lower - lowest OTA mix properties that we have. So it is significantly lower than in regards to the independents. But typically our portfolio runs about 10% to 12% OTA. And Bardessono is right around that level. And it’s an independent so we think that’s very attractive for the - for that property. And then we anticipate bringing the mix down in Hotel Yountville over time as well.

Participant 2:
Okay great. And then may be just an update on market conditions on the - kind of on the sell side. I know there’s a few hotels that you are either kind of marketing or considering options for. Is that given the comments that the acquisition side is kind of tough right now does it - does that help you on the disposition front?

Richard Stockton:
Yes, I’d say that is what we’re seeing. You know, we as you know since we’ve announced it we’ve got the Marriott Plano Legacy in the market, we’ve seen a tremendous amount of interest in the asset from all types of buyers. So there are private equity funds out there, there are family offices, there are high net worth individuals, you know, there are other REITs kicking the tires. So, you know, we’re encourage that our process has been, you know, broad enough to achieve market pricing and, you know, hopefully we’ll have an update on that in due course.

Participant 2:	Okay great. And can you just remind us I was looking through my notes, couldn’t find it what - how long is the management or the franchise contract at that Sofitel in Chicago running for?
Jeremy Welter:
It’s long term. It’s a long term agreement. And it’s got great brand, friendly performance termination clauses. We’ve looked through it pretty extensively. And it’s one of the typical agreements that has the initial term plus some renewal options.

Participant 2:	Okay.

Jeremy Welter:
But we do believe I can tell you that it’s underperformed. I have been very disappointed in the results. There’s been a tremendous amount of turnover on the property and it is a top focus priority of - across all of our assets. And so we are spending a tremendous amount of time in the property. We are going to be doing a renovation in the fourth quarter. I do believe that the product is not near its competitive set at this point. So the renovation is certainly overdue and with that and some of the strategies we have in place, we do believe that we can optimize the performance of the asset. It - I do - you know, with a stronger brand I think that would be more attractive unfortunately it’s just not one of the options that we have at this point.

Participant 2:	Okay, very good. Thanks guys.
Participant 3:
Hey good morning everybody. I just had a couple things I wanted to touch on. Jeremy, I’m wondering if you can give us some color at all on what your expectations for the San Francisco market are coming out of the Moscone Center renovation? You know, we keep hearing mixed signals from different people. Some think that 2018 is going to be a great year. Some think that the back half of 2018 is really what’s going to be driven very positive and it’s really 2019 that’s going to be the year that moves the needle. I know you guys don’t have a lot of exposure but you do of the Courtyard there that obviously was impacted pretty materially this quarter. Can you give us any color and what we should expect for San Francisco?

Jeremy Welter:
Yes, I’ve seen some of the mixed signals you’ve read as well. And so I find it interesting. I think I can just tell you that the data we look at is that 2019 is the year. There’s no question about it. It’s going to be significant uptick in the citywide pace. There is, you know, some good demand generators that continue in that market but I don’t see a huge uptick in 2018 versus 2017 versus the convention calendar when you look at the convention calendar itself. And I’m happy to share that information with you which you probably have access to.

But specifically for our hotel I think 2018 is going to be a better year because we won’t be under renovation the entire year. And so we’ve got a significant amount of displacement that we’re experiencing right now. It’s primarily because the renovation but it’s certainly also because of the Moscone. And what’s happened is, is that during the second quarter our rate was down but I think around 9% at San Francisco maybe 8%.

And a big part of that is because of the mix of groups that we have in the hotel. It’s actually one of the hotels we have a group rate premium versus the transient segment. But specifically when you look at our property all the demand generators going around our property I think that we are very well positioned to the capture it on the upside both in terms of the renovated Moscone as well as just more demand, transient demand within the market. I don’t know if you’ve been there in a while but it’s becoming somewhat of the Silicon Valley area of San Francisco with a lot of technology companies located in very close proximity to our hotel.

Participant 3:
Okay, that’s helpful, thanks Jeremy. And then with regards to the Hotel Yountville, you guys gave some good prepared remarks on some of the challenges that you’ve faced this quarter with the Hotel Yountville. How quickly do you think those challenges go away? Is this something that we should start to see much better results in 3Q or is that really more of a 2018 story?

Jeremy Welter:
No they’re already starting to go away. It is any time you have an independent operator and when you acquire a hotel the folks at the hotel, the GM had already left before we even started diligence. The key revenue people were in the process of leaving and left before we even went hard on the asset. Normally that’s not a huge problem because we tend to be very, very quick to close in those situations.

This asset was a little bit more unique in that if you recall or if you know anything about the asset there were some additional keys that were built by the previous owners. And those keys were not correctly zoned for full rebuild and we did not want to close on the asset until we had the appropriate city approvals. In a town like Yountville that could take a very, very long time however we had a pretty strong relationship with the city because we had recently received some approvals to add three additional keys at Bardessono.

So in this case we received the approvals within 60 days which I think is remarkable. However, you know, 60 days is a very, very long time to go without the appropriate team in place. And so the set of cards that were dealt to us when we acquired the hotel in mid-May were very, very challenging. And we are doing the best we can to mitigate the challenges. And so we’re seeing the results improve right now.

Participant 3:
Okay that’s helpful. Thanks. I appreciate that Jeremy. And then Richard may be kind of a big picture question for you. You know, you guys issued equity earlier this year. You bought a couple of, you know, five-star type properties. The stock hasn’t really moved in the way you would have hoped for as you’ve diversified your exposure. I’m curious I know in the past you’ve talked about a need for added liquidity. That doesn’t seem to be in the cards right now at least in terms of stock liquidity. You know, how do you think you get the stock to a valuation that really reflects what you think the portfolio value is without outright selling?

Richard Stockton:
Yes, thanks for that question. You know, you’re right. I mean this is not an attractive price for equities so that’s not under consideration. And we’re spending our time focused on working the non-core assets. As we’ve identified in January we made I think already very good progress on that initiative. They’ll be more to come on that front and I think, you know, we’ll emerge, you know, having dealt with that non-core portfolio with even a higher quality set of assets that will even further differentiate us from our peers. And at some point we would hope and expect the equity pricing to reflect that. And for now that’s our intent.

In terms of added liquidity, you know, to the extent we sell assets are plan is to recycle that capital into newer or rather new but higher quality assets. So we’ve got certainly a lot of wood to chop and plenty to work on to get to the division laid out in our strategy plan.

Participant 3:
Thanks Richard. I appreciate those comments. So it sounds like you’re going to try to continue to improve the portfolio quality whether it be by pruning assets or acquiring other - or acquiring other high quality assets. I guess, you know, do you think that doing that can be EBITDA and FFO accretive, you know, are you able to sell some of your non-core assets at pricing that is comparable to where you’d be buying what you would deem higher quality assets? That’s always a challenging thing to do. So I’m curious, you know, if improving the portfolio quality it’s going to erode FFO per share or EBITDA?

Richard Stockton:
Yes, I think that comes with the territory to some degree that if you’re selling lower quality assets they’re going to trade at a higher cap rate than higher quality assets right? So that will be, you know, part of our evolution. I think the silver lining to where we’re trading now is that the multiples on those metrics are, you know, so low frankly there’s plenty of room for them to move around. I don’t think our shares are trading in respect of, you know, typical multiple metrics because there’s - they’re in some ways detached from the rest of the comp set. So I think what the market really wants to see is a way that we can differentiate ourselves and our story. And, you know, by having the best quality portfolio in the business is our way to do that. And then the intention is to get recognized for that through the valuation metrics over time.

Participant 3:	Okay, that makes sense. Thanks Richard.
Participant 4:
Great, thanks for taking my questions here. Maybe a quick one for Richard just, you know, wondering making some general comments on your outlook for the luxury segment, you know, maybe any relevant trends you think are worth calling out and your view on the consumer here and maybe views on corporate trends? And I’m not sure if you have any high level thoughts that you can share on the second half of the year as well that’d great?

Richard Stockton:
Yes sure. Well you know there’s a couple of things, you know, first of all I don’t know that, you know, the luxury trends are not all too dissimilar from the other chain scale segments at the moment taken as a group. You know, we’re looking at a circumstance where we’ve got supply coming in 2018 and the rest of this year that it’s more or less in line with historical trends. There are certainly some markets that are being hit with more supply than others and we’re fortunate not to be in those markets. You know, most of our markets are more in line with historical trends and the overall forecast.

But, you know, it’s clear that we’re coming out of recovery. The pace of RevPAR growth is slowing, you know, recent forecasts are, you know, 2-1/2% or so, 2% to 2-1/2% for the next couple of years. You know, that sort of RevPAR growth we believe we can still make money. I think there’s been some reaction in the market that is looking as, you know, particularly, you know, it’s negative or sluggish and frankly, you know, with the operating leverage we can get out of our assets we can still make some decent returns in that environment. So we are I guess I’d say cautiously optimistic that the lodging market will remain healthy but clearly the pace of growth is lower than it has been. But we also don’t see any particular storm clouds on the horizon, no reason to raise any alarms at this point.

Participant 4:
Okay great. And then maybe a follow-up on some of the other questions on acquisitions, can you maybe talk a little bit more about your views on buying a branded asset versus an independent property? You know, I’m not sure if you have, you know, maybe a preference on that. And then can you also touch on how you’re thinking about balancing your leverage target with growing the portfolio as well?

Richard Stockton:
Sure. Yes on the branded versus independent in some ways we’re ambivalent. You know, we if you look at our pipeline it consists of, you know, as many of one as the other. I think what we need to scrutinize in each case is in the case of a branded - a branded acquisition, you know, what are the terms of that management contract and are we underwriting it, you know, carefully enough. But we don’t necessarily see that as a detractor of value frankly. You know, you have to have someone manage your property at the end of the day. And if it’s a good manager and one that we know well we feel like we can work with them to help track performance.

In the terms of independent hotels we have seen, you know, very good experience plugging Remington in where we can and having them deliver really strong flows. And so in cases especially where we can realize some synergies there as in what we’ve done with the Yountville, you know, we think that, you know, that’s even better right? But those opportunities aren’t necessarily easy to find. And, you know, we are first and foremost driven by the strategy of having the highest quality portfolio in the business and then secondarily focusing on whether it’s branded or independent. And then all that kind of works into our underwriting model and our returns analysis and hopefully, you know, in some cases will allow us to be more competitive than others.

On the second question which is the leverage target, yes as I said, you know, we’ve got these four non-core assets. We’ve announced our intentions on two of them, you know, any assets that we sell the intention is to recycle that capital into new acquisitions. So for the time being that’s our plan and that will keep our leverage at its current level.

Participant 4:	Okay great, very helpful. Thank you.
Participant 5:
Good morning, just a couple of quick questions. On the La Jolla lease extension I think I heard you say that there was no increase to the base or minimum rent but was there any upfront costs to extend that?

Jeremy Welter:
Yes, there was a - we paid a onetime payment of $500,000. Initially when we started discussions the city requested close to $4 million. So we were very pleased that we were able to negotiate that down to just $500,000 for an upfront payment…

Participant 5:	Yes.
Jeremy Welter:	which you look and amortize it over the life of the lease it was pretty low upfront costs.
Participant 5:	Okay great. And then in Chicago is there any recourse in that agreement for underperformance that could get you out of that management contract?
Jeremy Welter:
It has a typical performance provision. But the hotel - and the hotel is failing from the, you know, one of the metrics but the other metric it’s fairly well into the money which is the RevPAR Index. RevPAR Index is - would have to go down for probably 500, 600 basis points for a consecutive two-year period which I don’t foresee happening nor do we necessarily want that to happen although we’d like to get out of the contract. I do think the hotel probably has a good 500 to 600 basis point upside in terms of where it should be competitively positioned from a RevPAR Index standpoint and so we’re focused on that.

Participant 5:
Okay. And then lastly in Key West at the Pier House, you know, one of your competitors acquired the Oceans Edge property in Stock Island. Are you seeing, you know, which opened about I don’t know six or eight months ago. Are you seeing any impact at Pier House from that property?

Jeremy Welter:
Not really, haven’t seen any impact. Pier House had some good rate growth in the quarter. And so we did substitute some occupancy to continue to push rate but we had an increase of $20 of ADR in the quarter. And it runs at high occupancy. You know, I think that you can look at the market and if you know the market Key West is where you want to be within that market. And our location is one of the best locations bar none.

Participant 5:	Okay, thanks a lot guys.
Richard Stockton:	Thank you.

Well thank you all for joining us on our second quarter earnings call and we look forward to speaking with you again on our next call and also hopefully seeing you at our investor day on October 3 in New York. Everybody have a nice day.

END